As filed with the Securities and Exchange Commission on June 9, 2022

Registration No. 333-264783

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4812	84-2027232
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Midland International Air & Space Port
2901 Enterprise Lane
Midland, Texas 79706
(432) 276-3966
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Abel Avellan
Chief Executive Officer
Midland International Air & Space Port
2901 Enterprise Lane
Midland, Texas 79706
(432) 276-3966
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jared M. Fishman
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Tel: (212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Pre-Effective Amendment No. 2 to Form S-1 on Form S-3 is being filed by AST SpaceMobile, Inc. to convert the Registration Statement on Form S-1 (File No. 333-264783) filed by AST SpaceMobile, Inc. with the Securities and Exchange Commission on May 9, 2022, as amended by Amendment No. 1 thereto filed by the Company on May 23, 2022, into a registration statement on Form S-3.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2022

AST SPACEMOBILE, INC.
10,087,876 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the offer and resale of up to 10,087,876 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of AST SpaceMobile, Inc. by B. Riley Principal Capital, LLC (the “Selling Stockholder”). The shares included in this prospectus consist of shares of Class A Common Stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder pursuant to a common stock purchase agreement we entered into with the Selling Stockholder on May 6, 2022 (the “Purchase Agreement”). Such shares of Class A Common Stock include (i) up to 10,000,000 shares of our Class A Common Stock that we may, in our sole discretion, elect to sell to the Selling Stockholder from time to time after the date of this prospectus, pursuant to the Purchase Agreement and (ii) 87,876 shares of our Class A Common Stock we issued, or may issue if certain conditions are met, in each case, to the Selling Stockholder as consideration for its commitment to purchase shares of our Common Stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

We are not selling any shares of Class A Common Stock being offered by this prospectus and will not receive any of the proceeds from the sale of Class A Common Stock by the Selling Stockholder. However, we may receive up to $75,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

The Selling Stockholder may sell or otherwise dispose of all or a portion of the Class A Common Stock being offered in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the Class A Common Stock being offered in this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sales of its shares of Class A Common Stock.

Our shares of Class A Common Stock are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “ASTS.” On June 6, 2022, the closing sale price per share of our Class A Common Stock was $7.70.

Investing in our securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See the “Risk Factors” section beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

●	“A&R Operating Agreement” refers to that certain Fifth Amended and Restated Limited Liability Company Operating Agreement of AST LLC.

●	“American Tower” refers to ATC TRS II LLC, a Delaware limited liability company.

●	“AST Equityholders” refers to Avellan, Invesat, Vodafone, American Tower, Samsung and Rakuten USA.

●	“AST LLC” refers to AST & Science, LLC, a Delaware limited liability corporation.

●	“AST LLC Common Unit” means a unit of ownership interest in AST LLC, which entitles the holder thereof to the distributions, allocations and other rights under the A&R Operating Agreement.

●	“Avellan” refers to Abel Avellan.

●	“Board of Directors” refers to our board of directors.

●	“Business Combination” refers to the transactions contemplated by the Equity Purchase Agreement.

●	“Bylaws” are to our Amended and Restated Bylaws.

●	“Charter” are to our Second Amended and Restated Certificate of Incorporation.

●	“Class A Common Stock” means the shares of class A common stock, par value $0.0001 per share, of the Company.

●	“Class B Common Stock” means the shares of class B common stock, par value $0.0001 per share, of the Company.

●	“Class C Common Stock” means the shares of class C common stock, par value $0.0001 per share, of the Company.

●	“Class C Share Voting Amount” is to the “Class C Share Voting Amount,” as such term is defined in the Charter, which is a number of votes per share equal to (i) (x) 88.3%, minus (y) the total voting power of the outstanding stock of SpaceMobile (other than Class C Common Stock) owned or controlled by Avellan and his permitted transferees, divided by (ii) the number of shares of Class C Common Stock then outstanding.

●	“Closing” refers to the completion of the Business Combination.

●	“Common Stock” refers collectively to Class A Common Stock, Class B Common Stock and Class C Common Stock.

●	“Equity Purchase Agreement” refers to that certain Equity Purchase Agreement, dated as of December 15, 2020, by and among AST & Science, LLC, New Providence Acquisition Corp., New Providence Management LLC, the AST Existing Equityholder Representative and the Existing Equityholders.

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

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●	“Existing Equityholder(s)” refers to the equityholders of AST LLC pursuant to the Prior AST Operating Agreement.

●	“Invesat” refers to Invesat LLC, a Delaware limited liability company.

●	“IoT” refers to internet of things.

●	“Nano” refers to the Company’s 51% owned and controlled subsidiaries, Nano Avionica UAB, a private limited liability company organized and existing under the law of the Republic of Lithuania, and NanoAvionics US LLC, a Delaware limited liability company.

●	“Prior AST Operating Agreement” refers to that certain Fourth Amended and Restated Limited Liability Company Operating Agreement of AST LLC.

●	“Public Warrants” refers to the warrants sold by the Company as part of the units in its initial public offering.

●	“Purchase Agreement” refers to that certain Common Stock Purchase Agreement, dated as of May 6, 2022, by and between AST SpaceMobile, Inc. and B. Riley Principal Capital, LLC.

●	“Rakuten USA” refers to Rakuten Mobile USA Service Inc., a Delaware corporation.

●	“Registration Rights Agreement” refers to that certain Registration Rights Agreement, dated as of May 6, 2022, by and between AST SpaceMobile, Inc. and B. Riley Principal Capital, LLC.

●	“Samsung” refers to Samsung Next Fund LLC, a Delaware venture capital investment fund.

●	“SpaceMobile Service” refers to the global direct mobile broadband network that is expected to provide connectivity to any standard, unmodified, off-the-shelf mobile phone or 2G/3G/4G LTE/5G and IoT enabled device from the Company’s satellite network.

●	“Sponsor” refers to New Providence Acquisition Management LLC, a Delaware limited liability company.

●	“Stockholder Parties” refers collectively to Sponsor and the AST Equityholders.

●	“Stockholders’ Agreement” refers to that certain Stockholders’ Agreement, dated as of April 6, 2021, by and among the Company and the Stockholder Parties.

●	“Sunset Date” refers to the Sunset Date described in the Stockholders’ Agreement, which is the earliest to occur of (i) Avellan’s retirement or resignation from the Board of Directors, (ii) the date on which Avellan and his permitted transferees beneficially own less than 20% of the Class A Common Stock that Avellan beneficially owns as of immediately after the Closing and (iii) Avellan’s death or permanent incapacitation.

●	“Vodafone” refers to Vodafone Ventures Limited, a private limited company incorporated under the laws of England and Wales.

●	“Warrant Agreement” refers to that certain Warrant Agreement, dated as of September 13, 2019, between Continental Stock Transfer & Trust Company and the Company.

●	“2G,” “3G” and “5G” each refer to generations of mobile technology.

●	“4G LTE” refers to fourth generation long-term evolution.

Additionally, references in this prospectus to “SpaceMobile,” the “Company,” the “registrant,” “we,” “us” and “our” in this prospectus refer to AST SpaceMobile, Inc. (formerly known as New Providence Acquisition Corp.), and references to our “management” or our “management team” refer to our officers and directors.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sales of Class A Common Stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $75,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or, if appropriate, a post-effective amendment, to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	our strategies and future financial performance, including our business plans or objectives, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows, uses of cash and capital expenditures;

●	expected functionality of the SpaceMobile Service;

●	anticipated timing and level of deployment of satellites, anticipated demand and acceptance of mobile satellite services;

●	prospective performance and commercial opportunities and competitors;

●	our ability to finance our operations and research and development activities;

●	commercial partnership acquisition and retention;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our expansion plans and opportunities;

●	our ability to comply with domestic and foreign regulatory regimes and the timing of obtaining regulatory approvals;

●	our ability to invest in growth initiatives and enter into new geographic markets;

●	the impact of the novel coronavirus (“COVID-19”) pandemic;

●	our ability to deal appropriately with conflicts of interest in the ordinary course of our business; and

●	other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, all references in this prospectus to “SpaceMobile,” the “Company,” the “registrant,” “we,” “us” and “our” in this prospectus refer to AST SpaceMobile, Inc. (formerly known as New Providence Acquisition Corp.).

Our Company

We are an innovative satellite designer and manufacturer. We operate from six locations that include our corporate headquarters and 185,000 square foot satellite assembly, integrating and testing facilities in Midland, Texas, and engineering and development centers in Maryland, Spain, the United Kingdom, and Israel. Also, our 51% owned and controlled subsidiary, Nano, is headquartered in Lithuania.

We and our global partners are building what we believe is the first space-based cellular broadband network designed to be accessible by standard mobile phones. Our SpaceMobile Service is expected to provide cost-effective, high-speed mobile broadband services with global coverage to end-users, regardless of where they live or work, without the need to purchase special equipment. We believe the SpaceMobile Service would be the first global direct mobile broadband network using Low Earth Orbit (“LEO”) satellites to provide connectivity to any standard, unmodified, off-the-shelf mobile phone or 2G/3G/4G LTE/5G and IoT-enabled device. Our innovative satellite designs and components are expected to reduce the communication delay effects which existing geostationary satellite systems experience. The SpaceMobile Service is being designed to provide global coverage for users traveling in and out of areas without terrestrial mobile services on land, at sea or in flight.

We are partnering with Mobile Network Operators (“MNOs”) to offer the SpaceMobile Service to the MNOs’ end-user customers. Our vision is that users will not need to subscribe to the SpaceMobile Service directly with us, nor will they need to purchase any new or additional equipment. We do not anticipate that mobile device manufacturers could unilaterally prohibit the SpaceMobile Service from being offered on their devices, as the service is designed to be complementary to the existing cellular broadband service offered by MNOs. We expect that users will be able to access the SpaceMobile Service when prompted on their device that they are no longer covered by the terrestrial cellular infrastructure of the MNO with the ability to immediately connect or purchase a subscription plan directly with their existing MNO. We generally seek to use a revenue-sharing business model in our agreements with MNOs. As of the date hereof, we have entered into preliminary agreements and understandings with MNOs which collectively cover approximately 1.8 billion mobile subscribers, of which approximately 1.0 billion mobile subscribers are covered by preliminary agreements and understandings that provide for revenue-sharing with us. We estimate that the global market opportunity for our services is more than $1.1 trillion, according to Groupe Speciale Mobile Association (“GSMA”) market data, which represents approximately 5.3 billion mobile subscribers that are constantly moving in and out of coverage. Additionally, approximately 3.7 billion people are unconnected to cellular broadband, including 450.0 million people globally that live in areas with no connectivity or mobile cellular coverage.

The SpaceMobile Service is expected to enable MNOs to augment and extend their coverage by using the MNOs’ spectrum resources without building towers or other land-based infrastructure, including where it is not cost-justified or is difficult due to environmental challenges, such as mountainous or rugged terrain or maritime or aeronautical applications.

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The SpaceMobile Service is currently planned to be provided through a network of 168 high-powered, large phased-array satellites in LEO. The worldwide mobile traffic will be directed by the SpaceMobile constellation to terrestrial gateways via high-throughput Q/V-band links and then directed to the in-country MNOs’ core cellular network infrastructure, located at our dedicated gateways. We anticipate that users will be able to connect to the SpaceMobile Service as if they were using a local cell tower, with less communication delay effects than existing geostationary satellite communication systems experience.

On April 1, 2019, we launched our first test satellite, the BlueWalker 1, which was used to validate our satellite to cellular architecture and was capable of managing communications delays from LEO and the effects of doppler in a satellite to ground cellular environment using the 4G LTE protocol. We are currently completing the assembly and testing of our BlueWalker 3 (“BW3”) test satellite. The BW3 test satellite is substantially complete having undergone over 700 tests of its capabilities and systems and is targeted to launch in the summer of 2022. However, the exact timing of such launch is contingent on a number of factors, including satisfactory and timely completion of testing of BW3. We are also currently developing and designing our constellation of BlueBird (“BB”) satellites. In order to meet our production and launch targets, we are actively engaged in the procurement of long lead-time satellite componentry and electronics for our BB satellites. We are currently planning to begin launching our first commercial BB satellites during 2023 and expect this to continue through 2025. We are currently targeting to achieve substantial global mobile coverage after the launch of a total of 110 satellites by the end of 2024 and multiple input multiple output (“MIMO”) capabilities during 2025 after the launch of a total of 168 satellites. Our current plan is subject to numerous uncertainties, many of which are beyond our control, including, satisfactory and timely completion of assembly and testing of the satellites, availability of launch windows by the launch providers, proposed orbits and resulting satellite coverage, launch costs, ability to enter into agreements with MNOs, regulatory approvals, and other factors. Accordingly, we may adopt a deployment strategy that may differ materially from our current plan.

The SpaceMobile Service has not yet generated revenue and is not expected to generate revenue until after the commercial launch of the SpaceMobile Service. After we begin to launch and deploy our BB satellites during 2023, we may seek to generate revenue by providing a limited SpaceMobile Service in certain countries. The limited SpaceMobile Service would not be available on a continuous basis and our ability to offer such limited services is dependent upon numerous factors, including execution of definitive commercial agreements with MNOs, agreement by MNOs to provide limited services to their end-user customers, end-user customer acceptance, pricing, availability of active satellites over the applicable countries, regulatory approvals, and other factors. As we continue to launch and deploy additional BB satellites during 2024 and 2025, we expect to generate revenue after the commercial launch of the SpaceMobile Service in certain geographical locations beginning in 2024.

The Committed Equity Financing

On May 6, 2022, we entered into the Purchase Agreement and a registration rights agreement (the “Registration Rights Agreement”) with the Selling Stockholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Stockholder up to $75,000,000 of shares of our Class A Common Stock (the “Total Commitment”), subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement, of which this prospectus forms a part, with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 10,087,876 shares of Class A Common Stock, including (i) up to 10,000,000 shares of Class A Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder from time to time after the Commencement Date (as defined below) under the Purchase Agreement, (ii) 21,969 shares of Class A Common Stock that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of Class A Common Stock at our election under the Purchase Agreement (the “Initial Commitment Shares”) and (iii) an aggregate of 65,907 shares of Class A Common Stock that we may issue to the Selling Stockholder as consideration for its commitment to purchase shares of Class A Common Stock at our election under the Purchase Agreement, if certain conditions are met, as described below (the “Additional Commitment Shares” and, together with the Initial Commitment Shares, the “Commitment Shares”).

Upon the initial satisfaction of the conditions to the Selling Stockholder’s purchase obligations set forth in the Purchase Agreement (the “Commencement”), including that the registration statement, of which this prospectus forms a part, be declared effective by the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the date the Commencement occurs (the “Commencement Date”), to direct the Selling Stockholder to purchase a specified number of shares of Class A Common Stock (each, a “VWAP Purchase”), not to exceed the lesser of (i) 20.0% of the average trading volume (or number) of shares of Class A Common Stock traded on Nasdaq for the 10 day consecutive trading period ending on (and including) the trading day immediately preceding the applicable Purchase Date (as defined below) (such average daily trading volume of Class A Common Stock for such 10 consecutive day trading period the “Purchase Volume Reference Amount”) and (ii) 20.0% of the total aggregate number (or volume) of shares of our Class A Common Stock traded on Nasdaq during the applicable Purchase Valuation Period (as defined below) for such purchase (such lesser amount of shares, the “Maximum Purchase Amount”) (such specified number of shares to be purchased by the Selling Stockholder in such VWAP Purchase, adjusted to the extent necessary to give effect to the applicable Purchase Amount and certain additional limitations set forth in the Purchase Agreement the “Purchase Share Amount”) by timely delivering written notice to the Selling Stockholder (each, a “Purchase Notice”) prior to 9:00 a.m., New York City time, on any trading day (each, a “Purchase Date”), so long as (i) the closing sale price of our Class A Common Stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than $1.00, subject to adjustment as set forth in the Purchase Agreement (such price, as may be adjusted from time to time in accordance with the Purchase Agreement, the “Threshold Price”) and (ii) all shares of Class A Common Stock subject to all prior purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder prior to the time we deliver such Purchase Notice to the Selling Stockholder.

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The per share purchase price that the Selling Stockholder is required to pay for shares of Class A Common Stock in a VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of the Class A Common Stock (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (the “Purchase Valuation Period”) beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such VWAP Purchase, and ending at the earliest to occur of (i) the official close of the regular trading session on Nasdaq on such Purchase Date, (ii) such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) reaches the applicable share volume maximum amount for such VWAP Purchase (the “Purchase Volume Maximum”), calculated by dividing (a) the applicable Purchase Share Amount for such VWAP Purchase by (b) 0.20, and (iii) such time that the trading price of a share of our Class A Common Stock on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable minimum price threshold for such VWAP Purchase specified by us in the Purchase Notice for such VWAP Purchase, or if we do not specify a minimum price threshold for such VWAP Purchase in such Purchase Notice, a price equal to 75.0% of the closing sale price of the Class A Common Stock on the trading day immediately prior to the applicable Purchase Date for such VWAP Purchase) (the “Minimum Price Threshold”), less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period.

In addition to the regular VWAP Purchases described above, after the Commencement we will also have the right, but not the obligation, subject to the continued satisfaction of conditions set forth in the Purchase Agreement, to direct the Selling Stockholder to purchase, on any trading day, including the same Purchase Date on which a regular VWAP Purchase is effected (if any, although we are not required to effect an earlier regular VWAP Purchase on such trading day), a specified number of shares of our Class A Common Stock (each, an “Intraday VWAP Purchase”), not to exceed the lesser of (such lesser number of shares, the “Intraday VWAP Purchase Maximum Amount”): (i) 20.0% of the same Purchase Volume Reference Amount as applicable to a regular VWAP Purchase (if any) effected on the same Purchase Date and (ii) 20.0% of the total aggregate volume of shares of our Class A Common Stock traded on Nasdaq during the applicable “Intraday Purchase Valuation Period” (determined in the same manner as for a regular VWAP Purchase) for such Intraday VWAP Purchase (such specified number of shares, adjusted to the extent necessary to give effect to the applicable Intraday Maximum Purchase Amount, the “Intraday Purchase Share Amount”), by the delivery to the Selling Stockholder of an irrevocable written purchase notice, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular VWAP Purchase (if any) and the Intraday Purchase Valuation Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) have ended), and prior to 1:30 p.m., New York City time, on such Purchase Date (each, an “Intraday Purchase Notice”), so long as (i) the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases by the Selling Stockholder under the Purchase Agreement have been received by the Selling Stockholder prior to the time we deliver such Intraday Purchase Notice to the Selling Stockholder.

The per share purchase price for the shares of Class A Common Stock that we elect to sell to the Selling Stockholder in an Intraday VWAP Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular VWAP Purchase (including the same fixed percentage discounts to the applicable VWAP as in the case of a regular VWAP Purchase, as described above), provided that the VWAP for each Intraday VWAP Purchase effected on a Purchase Date will be calculated over different periods during the regular trading session on Nasdaq on such Purchase Date, each of which will commence and end at different times on such Purchase Date.

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There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the Class A Common Stock we may elect to sell to it in any VWAP Purchase or any Intraday VWAP Purchase under the Purchase Agreement. In the case of VWAP Purchases and Intraday VWAP Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Class A Common Stock to be purchased by the Selling Stockholder in a VWAP Purchase or an Intraday VWAP Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such VWAP Purchase or Intraday VWAP Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

From and after Commencement, we will control the timing and amount of any sales of Class A Common Stock to the Selling Stockholder. Actual sales of shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the Class A Common Stock and determinations by us as to the appropriate sources of funding for our business and its operations.

Under the applicable Nasdaq rules, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than 36,310,037 shares of Class A Common Stock, which number of shares is equal to 19.99% of the shares of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by the Selling Stockholder for all of the shares of Class A Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $8.30 per share (representing the lower of the official closing price of our Class A Common Stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our Class A Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules). Moreover, we may not issue or sell any shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of Class A Common Stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in the Selling Stockholder beneficially owning more than 4.99% of the outstanding shares of Class A Common Stock (the “Beneficial Ownership Limitation”).

The net proceeds to us from sales we elect to make to the Selling Stockholder under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our Class A Common Stock to the Selling Stockholder. We expect that any proceeds received by us from such sales to the Selling Stockholder will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Class A Common Stock or any securities exercisable, exchangeable or convertible into Class A Common Stock at a future-determined price. The Selling Stockholder has agreed that none of the Selling Stockholder, its sole member, or any entity managed or controlled by the Selling Stockholder or its sole member, or any of their respective officers, will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the Class A Common Stock or hedging transaction that establishes a net short position in the Class A Common Stock during the term of the Purchase Agreement.

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The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the Commencement Date, (ii) the date on which the Selling Stockholder shall have purchased from us under the Purchase Agreement shares of Class A Common Stock for an aggregate gross purchase price of $75,000,000, (iii) the date on which the Class A Common Stock shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving us has been commenced that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors. We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon five trading days’ prior written notice to the Selling Stockholder. The Selling Stockholder has the right to terminate the Purchase Agreement upon five trading days’ prior written notice to us upon the occurrence of certain events set forth in the Purchase Agreement. We and the Selling Stockholder may also agree to terminate the Purchase Agreement by mutual written consent. In any case, no termination of the Purchase Agreement will be effective during the pendency of any VWAP Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor the Selling Stockholder may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our Class A Common Stock under the Purchase Agreement, we issued to the Selling Stockholder 21,969 shares of our Class A Common Stock as Initial Commitment Shares upon execution of the Purchase Agreement and the Registration Rights Agreement. In addition, (i) upon the first VWAP Purchase effected by us pursuant to the Purchase Agreement (if any), we will issue 21,969 additional shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, (ii) upon our receipt of total aggregate gross cash proceeds equal to $25,000,000 from the Selling Stockholder under the Purchase Agreement (if any), we will issue 21,969 additional shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, and (iii) upon our receipt of total aggregate gross cash proceeds equal to $50,000,000 from the Selling Stockholder under the Purchase Agreement (if any), we will issue an additional 21,969 shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, totaling 87,876 Commitment Shares (including the 21,969 Initial Commitment Shares we issued to the Selling Stockholder upon execution of the Purchase Agreement). Prior to the date of the Purchase Agreement, we paid the Selling Stockholder $75,000 as reimbursement for the Selling Stockholder’s reasonable legal fees and disbursements incurred in connection with the preparation, negotiation, execution and delivery of the transaction documents and legal due diligence.

We do not know what the purchase price for our Class A Common Stock will be and therefore cannot be certain as to the number of shares we might issue to the Selling Stockholder under the Purchase Agreement after the Commencement Date. As of June 6, 2022, there were 51,900,775 shares of our Class A Common Stock outstanding, of which 43,887,463 shares were held by non-affiliates of the Company. Although the Purchase Agreement provides that we may sell up to $75,000,000 of our Class A Common Stock to the Selling Stockholder, only 10,087,876 shares of our Class A Common Stock are being registered for resale by the Selling Stockholder under this prospectus, representing (i) the 21,969 Initial Commitment Shares that we issued to the Selling Stockholder on May 6, 2022 under the Purchase Agreement, (ii) up to 65,907 Additional Commitment Shares that may be issued to the Selling Stockholder under the Purchase Agreement if certain conditions are met and (iii) 10,000,000 shares of Class A Common Stock that may be issued to the Selling Stockholder from and after the Commencement Date, if and when we elect to sell shares to the Selling Stockholder under the Purchase Agreement. Depending on the market prices of our Class A Common Stock at the time we elect to issue and sell shares to the Selling Stockholder under the Purchase Agreement, we may need to register under the Securities Act additional shares of our Class A Common Stock for resale by the Selling Stockholder in order to receive aggregate gross proceeds equal to the $75,000,000 Total Commitment available to us under the Purchase Agreement. If all of the 10,087,876 shares of Class A Common Stock offered by the Selling Stockholder for resale under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 16.3% of the total number of shares of our Class A Common Stock outstanding and approximately 18.7% of the total number of outstanding shares of Class A Common Stock held by non-affiliates as of June 6, 2022. If we elect to issue and sell more than 10,087,876 shares of Class A Common Stock offered under this prospectus to the Selling Stockholder, which we have the right, but not the obligation, to do, we must first register under the Securities Act such additional shares of Class A Common Stock for resale by the Selling Stockholder, which could cause additional substantial dilution to our stockholders. The number of shares of our Class A Common Stock ultimately offered for resale by the Selling Stockholder through this prospectus is dependent upon the number of shares or our Class A Common Stock we elect to sell to the Selling Stockholder under the Purchase Agreement from and after the Commencement Date.

There are substantial risks to our stockholders as a result of the issuance and sale of Class A Common Stock to the Selling Stockholder under the Purchase Agreement. These risks include substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our Class A Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Class A Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholder.

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Terms of the Offering

Class A Common Stock offered by the Selling Stockholder:	This prospectus relates to the offer and sale of up to 10,087,876 shares of Class A Common Stock by the Selling Stockholder, consisting of:

●	Up to 10,000,000 shares of Class A Common Stock we may, at our election, issue and sell to the Selling Stockholder pursuant to the Purchase Agreement from time to time after the Commencement Date, subject to satisfaction of specified conditions set forth in the Purchase Agreement, and

●	87,876 shares of our Class A Common Stock we issued, or we may issue as Commitment Shares.

Selling Stockholder:	B. Riley Principal Capital, LLC

Shares of Class A Common Stock outstanding as of June 6, 2022:	51,900,775 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding as of June 6, 2022 after giving effect to the issuance of the shares registered hereunder:	61,966,682 shares of Class A Common Stock.

Use of proceeds:	We will not receive any proceeds from the sales of Class A Common Stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $75,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Class A Common Stock to the Selling Stockholder after the date of this prospectus. To the extent we sell Class A Common Stock to the Selling Stockholder, we intend to use any proceeds therefrom for general corporate purposes. See “Use of Proceeds” on page 12 of this prospectus.

Risk factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” below and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest our securities.

Listing:	Our Class A Common Stock is listed on Nasdaq under the symbol “ASTS.”

Corporate Information

On April 6, 2021, we completed the Business Combination with New Providence Acquisition Corp. (“NPA”), under which NPA was renamed “AST SpaceMobile, Inc.” and we were organized as an umbrella partnership-C corporation (“Up-C”) structure. As a result of our Up-C structure, we are a holding company and, accordingly, all the business of AST LLC is held directly by AST LLC, of which we are the Managing Member, and our only direct asset consists of the AST LLC Common Units. As the Managing Member of AST LLC, we have full, exclusive and complete discretion to manage and control the business of AST LLC and to take all action we deem necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of AST LLC set forth in the A&R Operating Agreement, and, accordingly, we present our financial statements on a consolidated basis with AST LLC for all periods following the Business Combination. As of the open of trading on April 7, 2021, the Class A Common Stock and warrants of AST SpaceMobile, formerly those of NPA, began trading on Nasdaq as “ASTS” and “ASTSW,” respectively.

Our principal executive offices are located at Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706, and our telephone number is (432) 276-3966. Our website address is www.ast-science.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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RISK FACTORS

Investing in our securities involves risks. You should carefully review the risk factors below, the risk factors contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any risk factors that we may describe in our Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K filed subsequently, which risk factors are incorporated by reference in this prospectus, the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” in this prospectus or under any similar heading in any applicable prospectus supplement or in any document incorporated herein or therein by reference, any specific risk factors discussed under the caption “Risk Factors” in any applicable prospectus supplement or in any document incorporated herein or therein by reference and the other information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement before making an investment decision. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any such risks and uncertainties actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our Common Stock could decline, and you could lose all or part of your investment. See “Where You Can Find More Information; Incorporation by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell to the Selling Stockholder under the Purchase Agreement, or the actual gross proceeds that will result from those sales.

On May 6, 2022, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $75,000,000 of our Class A Common Stock, subject to certain limitations and the satisfaction of the conditions set forth in the Purchase Agreement. From and after the Commencement Date, as such term is defined under “The Committed Equity Financing” below, we will have the right, but not the obligation, to sell shares of Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement from time to time over a period of up to 24 months beginning on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement. Sales of our Class A Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Class A Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Depending on market liquidity at the time, resales of those shares by the Selling Stockholder may cause the public trading price of our Class A Common Stock to decrease.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of Class A Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Common Stock at the time we elect to sell shares to the Selling Stockholder pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Class A Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement.

We are registering 10,087,876 shares of our Class A Common Stock under this prospectus. If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 10,087,876 shares of Class A Common Stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $75,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement. Additionally, under the applicable rules of Nasdaq, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than the Exchange Cap (as such term is defined in the Purchase Agreement), unless we first (i) obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement. In addition, the Selling Stockholder will not be required to purchase any shares of Class A Common Stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of Class A Common Stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

Investors who buy shares at different times will likely pay different prices and may experience different levels of return on their investments.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder at different times will likely pay different prices for those shares, and so may experience different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid to the Selling Stockholder for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Raising additional capital may cause substantial dilution to our stockholders.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our Class A Common Stock in addition to the shares of Class A Common Stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Class A Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of Class A Common Stock, if any, we ultimately elect to sell to the Selling Stockholder under the Purchase Agreement. In addition, we may seek capital through other means, including private and public equity offerings, “at-the-market” issuances, equity-linked and structured transactions, convertible debt financings and other committed equity financing arrangements.

We may use these proceeds from sales under the Purchase Agreement in ways with which you may not agree.

We will not receive any proceeds from the sale of the Class A Common Stock being offered by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $75,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement that we may, in our discretion, elect to make, from and after the Commencement Date from time to time over a period of up to 24 months beginning on the Commencement Date. The net proceeds we receive from sales of shares of our Class A Common Stock, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Class A Common Stock to the Selling Stockholder after the Commencement Date. To the extent we sell Class A Common Stock to the Selling Stockholder, we currently intend to use any proceeds therefrom for general corporate purposes; however, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds we may receive from sales of Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement are being used by us in a manner agreeable to you. You must rely on management’s judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our Class A Common Stock.

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OUR COMPANY

We are an innovative satellite designer and manufacturer. We operate from six locations that include our corporate headquarters and 185,000 square foot satellite assembly, integrating and testing facilities in Midland, Texas, and engineering and development centers in Maryland, Spain, the United Kingdom and Israel. Also, our 51% owned and controlled subsidiary, Nano, is headquartered in Lithuania.

We and our global partners are building what we believe is the first space-based cellular broadband network designed to be accessible by standard mobile phones. Our SpaceMobile Service is expected to provide cost-effective, high-speed mobile broadband services with global coverage to end-users, regardless of where they live or work, without the need to purchase special equipment. We believe the SpaceMobile Service would be the first global direct mobile broadband network using Low Earth Orbit (“LEO”) satellites to provide connectivity to any standard, unmodified, off-the-shelf mobile phone or 2G/3G/4G LTE/5G and IoT-enabled device. Our innovative satellite designs and components are expected to reduce the communication delay effects which existing geostationary satellite systems experience. The SpaceMobile Service is being designed to provide global coverage for users traveling in and out of areas without terrestrial mobile services on land, at sea or in flight.

We are partnering with MNOs to offer the SpaceMobile Service to the MNOs’ end-user customers. Our vision is that users will not need to subscribe to the SpaceMobile Service directly with us, nor will they need to purchase any new or additional equipment. We do not anticipate that mobile device manufacturers could unilaterally prohibit the SpaceMobile Service from being offered on their devices, as the service is designed to be complementary to the existing cellular broadband service offered by MNOs. We expect that users will be able to access the SpaceMobile Service when prompted on their device that they are no longer covered by the terrestrial cellular infrastructure of the MNO with the ability to immediately connect or purchase a subscription plan directly with their existing MNO. We generally seek to use a revenue-sharing business model in our agreements with MNOs. As of the date hereof, we have entered into preliminary agreements and understandings with MNOs which collectively cover approximately 1.8 billion mobile subscribers, of which approximately 1.0 billion mobile subscribers are covered by preliminary agreements and understandings that provide for revenue-sharing with us. We estimate that the global market opportunity for our services is more than $1.1 trillion, according to GSMA market data, which represents approximately 5.3 billion mobile subscribers that are constantly moving in and out of coverage. Additionally, approximately 3.7 billion people are unconnected to cellular broadband, including 450.0 million people globally that live in areas with no connectivity or mobile cellular coverage.

The SpaceMobile Service is expected to enable MNOs to augment and extend their coverage by using the MNOs’ spectrum resources without building towers or other land-based infrastructure, including where it is not cost-justified or is difficult due to environmental challenges, such as mountainous or rugged terrain or maritime or aeronautical applications.

The SpaceMobile Service is currently planned to be provided through a network of 168 high-powered, large phased-array satellites in LEO. The worldwide mobile traffic will be directed by the SpaceMobile constellation to terrestrial gateways via high-throughput Q/V-band links and then directed to the in-country MNOs’ core cellular network infrastructure, located at our dedicated gateways. We anticipate that users will be able to connect to the SpaceMobile Service as if they were using a local cell tower, with less communication delay effects than existing geostationary satellite communication systems experience.

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On April 1, 2019, we launched our first test satellite, the BW1, which was used to validate our satellite to cellular architecture and was capable of managing communications delays from LEO and the effects of doppler in a satellite to ground cellular environment using the 4G LTE protocol. We are currently completing the assembly and testing of our BW3 test satellite. The BW3 test satellite is substantially complete having undergone over 700 tests of its capabilities and systems and is targeted to launch in the summer of 2022. However, the exact timing of such launch is contingent on a number of factors, including satisfactory and timely completion of testing of BW3. We are also currently developing and designing our constellation of BB satellites. In order to meet our production and launch targets, we are actively engaged in the procurement of long lead-time satellite componentry and electronics for our BB satellites. We are currently planning to begin launching our first commercial BB satellites during 2023 and expect this to continue through 2025. We are currently targeting to achieve substantial global mobile coverage after the launch of a total of 110 satellites by the end of 2024 and MIMO capabilities during 2025 after the launch of a total of 168 satellites. Our current plan is subject to numerous uncertainties, many of which are beyond our control, including satisfactory and timely completion of assembly and testing of the satellites, availability of launch windows by the launch providers, proposed orbits and resulting satellite coverage, launch costs, ability to enter into agreements with MNOs, regulatory approvals and other factors. Accordingly, we may adopt a deployment strategy that may differ materially from our current plan.

The SpaceMobile Service has not yet generated revenue and is not expected to generate revenue until after the commercial launch of the SpaceMobile Service. After we begin to launch and deploy our BB satellites during 2023, we may seek to generate revenue by providing a limited SpaceMobile Service in certain countries. The limited SpaceMobile Service would not be available on a continuous basis, and our ability to offer such limited services is dependent upon numerous factors, including execution of definitive commercial agreements with MNOs, agreement by MNOs to provide limited services to their end-user customers, end-user customer acceptance, pricing, availability of active satellites over the applicable countries, regulatory approvals and other factors. As we continue to launch and deploy additional BB satellites during 2024 and 2025, we expect to generate revenue after the commercial launch of the SpaceMobile Service in certain geographical locations beginning in 2024.

On April 6, 2021, we completed the Business Combination with NPA, under which NPA was renamed “AST SpaceMobile, Inc.,” and we were organized as an Up-C structure. As a result of our Up-C structure, we are a holding company and, accordingly, all the business of AST LLC is held directly by AST LLC, of which we are the Managing Member, and our only direct asset consists of the AST LLC Common Units. As the Managing Member of AST LLC, we have full, exclusive and complete discretion to manage and control the business of AST LLC and to take all action we deem necessary, appropriate, advisable, incidental or convenient to accomplish the purposes of AST LLC set forth in the A&R Operating Agreement, and, accordingly, we present our financial statements on a consolidated basis with AST LLC for all periods following the Business Combination. As of the open of trading on April 7, 2021, the Class A Common Stock and warrants of AST SpaceMobile, formerly those of NPA, began trading on Nasdaq as “ASTS” and “ASTSW,” respectively.

Our principal executive offices are located at Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706, and our telephone number is (432) 276-3966. Our website address is www.ast-science.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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USE OF PROCEEDS

This prospectus relates to the offer and resale of up to 10,087,876 shares of Class A Common Stock by the Selling Stockholder, which consist of shares of Class A Common Stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the Commencement Date, pursuant to the Purchase Agreement, in which the Selling Stockholder has committed, subject to satisfaction of specified conditions, to purchase from us, at our direction, up to $75,000,000 of our Class A Common Stock, subject to limitations specified in the Purchase Agreement.

We are not selling any shares of Class A Common Stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $75,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the Commencement Date, pursuant to the Purchase Agreement.

We intend that any funds we receive from our sale of shares to the Selling Stockholder under the Purchase Agreement will be used for general corporate purposes. We will have broad discretion in the way that we use these proceeds.

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the Class A Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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THE COMMITTED EQUITY FINANCING

On May 6, 2022, we entered into the Purchase Agreement and the Registration Rights Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, subject to satisfaction of specified conditions in the Purchase Agreement on and after the Commencement Date, we will have the right to sell to the Selling Stockholder up to $75,000,000 of our Class A Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Class A Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement, of which this prospectus forms part, with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 10,087,876 shares of Class A Common Stock, consisting of (i) 87,876 Commitment Shares that we issued, or may issue if certain conditions are met, in each case, to the Selling Stockholder as consideration for its commitment to purchase shares of Class A Common Stock at our election under the Purchase Agreement, and (ii) up to 10,000,000 shares of Class A Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement.

We do not have the right to commence any sales of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement have been initially satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct the Selling Stockholder to purchase up to a specified maximum amount of shares of Class A Common Stock in one or more VWAP Purchases and Intraday VWAP Purchases as set forth in the Purchase Agreement by timely delivering a written Purchase Notice for each VWAP Purchase, and timely delivering a written Intraday VWAP Purchase Notice for each Intraday VWAP Purchase, if any, to the Selling Stockholder in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder prior to the time we deliver such notice to the Selling Stockholder.

From and after the Commencement Date, the Company will control the timing and amount of any sales of Class A Common Stock to the Selling Stockholder. Actual sales of shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Class A Common Stock and determinations by us as to the appropriate sources of funding for the Company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to the Selling Stockholder under the Purchase Agreement shares of Class A Common Stock in excess of the Exchange Cap, which is 36,310,037 shares of Class A Common Stock (such number of shares equal to 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by the Selling Stockholder for all of the shares of Class A Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $8.30 per share (representing the lower of the official closing price of our Class A Common Stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our Class A Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules). Moreover, we may not issue or sell any shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of Class A Common Stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in the Selling Stockholder beneficially owning any shares of Class A Common Stock in excess of the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of Class A Common Stock.

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The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Class A Common Stock to the Selling Stockholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for general corporate purposes.

Neither we nor the Selling Stockholder may assign or transfer any of our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

As consideration for its irrevocable commitment to purchase our Class A Common Stock under the Purchase Agreement, we issued to the Selling Stockholder 21,969 shares of our Class A Common Stock as Initial Commitment Shares upon execution of the Purchase Agreement and the Registration Rights Agreement. In addition, (i) upon the first VWAP Purchase effected by us pursuant to the Purchase Agreement (if any), we will issue 21,969 additional shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, (ii) upon our receipt of total aggregate gross cash proceeds equal to $25,000,000 from the Selling Stockholder under the Purchase Agreement (if any), we will issue 21,969 additional shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, and (iii) upon our receipt of total aggregate gross cash proceeds equal to $50,000,000 from the Selling Stockholder under the Purchase Agreement (if any), we will issue an additional 21,969 shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, totaling 87,876 Commitment Shares (including the 21,969 Initial Commitment Shares we issued to the Selling Stockholder upon execution of the Purchase Agreement). Prior to the date of the Purchase Agreement, we paid the Selling Stockholder $75,000 as reimbursement for the Selling Stockholder’s reasonable legal fees and disbursements incurred in connection with the preparation, negotiation, execution and delivery of the transaction documents and legal due diligence.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Class A Common Stock Under the Purchase Agreement

VWAP Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct the Selling Stockholder to purchase a specified number of shares of Class A Common Stock, not to exceed the applicable Purchase Maximum Amount in a VWAP Purchase under the Purchase Agreement, by timely delivering a Purchase Notice to the Selling Stockholder prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such VWAP Purchase, so long as:

●	the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price (subject to adjustment as set forth in the Purchase Agreement);

●	all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder in accordance with the Purchase Agreement prior to the time we deliver such Purchase Notice to the Selling Stockholder.

The Purchase Maximum Amount applicable to such VWAP Purchase under the Purchase Agreement will be equal to the lesser of:

●	20.0% of the applicable Purchase Volume Reference Amount for such VWAP Purchase and
●	20.0% of the total aggregate number (or volume) of shares of our Class A Common Stock traded on Nasdaq during the applicable Purchase Valuation Period for such purchase.

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The Purchase Volume Reference Amount for such VWAP Purchase will be a number of shares equal to the average daily trading volume (or number) of shares of Class A Common Stock traded on Nasdaq for the 10 consecutive trading day period ending on (and including) the trading day immediately preceding the applicable Purchase Date for such VWAP Purchase.

The actual number of shares of Class A Common Stock that the Selling Stockholder will be required to purchase in a VWAP Purchase, which we refer to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that the Selling Stockholder will be required to pay for the Purchase Share Amount in a VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Class A Common Stock for the applicable Purchase Valuation Period on the Purchase Date for such VWAP Purchase, less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period. The Purchase Valuation Period for a VWAP Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such VWAP Purchase, and ending at the earliest to occur of:

●	the official close of the regular trading session on Nasdaq on such Purchase Date,
●	such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on Nasdaq during such Purchase Valuation Period reaches the applicable Purchase Volume Maximum for such VWAP Purchase, which will be determined by dividing (a) the applicable Purchase Share Amount for such VWAP Purchase by (b) 0.20, or
●	such time that the trading price of a share of our Class A Common Stock on Nasdaq during such Purchase Valuation Period falls below the applicable Minimum Price Threshold for such purchase specified by us in the Purchase Notice for such VWAP Purchase, or if we do not specify a Minimum Price Threshold in such Purchase Notice, a price equal to 75.0% of the closing sale price of the Class A Common Stock on the trading day immediately prior to the applicable Purchase Date for such VWAP Purchase.

Intraday VWAP Purchases

In addition to the regular VWAP Purchases described above, after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct the Selling Stockholder to purchase, on any trading day we select as the Purchase Date therefor (including the same Purchase Date on which an earlier regular VWAP Purchase was effected by us (as applicable), although we are not required to effect an earlier regular VWAP Purchase on such Purchase Date in order to effect an Intraday VWAP Purchase on such Purchase Date), a specified number of shares of our Class A Common Stock, not to exceed the applicable Intraday Purchase Volume Maximum in an Intraday VWAP Purchase under the Purchase Agreement, by timely delivering a written Intraday VWAP Purchase Notice to the Selling Stockholder after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular VWAP Purchase (if any) and the Intraday VWAP Purchase Valuation Period(s) for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) have ended), and prior to 1:30 p.m., New York City time, on such Purchase Date, so long as:

●	the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price, and
●	all shares of our Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder prior to the time we deliver such Intraday VWAP Purchase Notice to the Selling Stockholder.

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The Intraday Purchase Volume Maximum applicable to such Intraday VWAP Purchase will be equal to the lesser of:

●	20.0% of the same Purchase Volume Reference Amount applicable to a regular VWAP Purchase effected earlier on the same Purchase Date (if any), and
●	20.0% of the total aggregate number (or volume) of shares of our Class A Common Stock traded on Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday VWAP Purchase.

The actual number of shares of Class A Common Stock that the Selling Stockholder will be required to purchase in an Intraday VWAP Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that the Selling Stockholder will be required to pay for the Intraday Purchase Share Amount in an Intraday VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular VWAP Purchase, except that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday VWAP Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday VWAP Purchase, less a fixed 3.0% discount to the VWAP for such Intraday Purchase Valuation Period. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning 30 minutes after the latest to occur of:

●	such time that the applicable Intraday VWAP Purchase Notice is timely received by the Selling Stockholder,
●	such time that the Purchase Valuation Period for any prior regular VWAP Purchase effected on the same Purchase Date (if any) has ended, and
●	such time that the Intraday VWAP Purchase Valuation Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) has ended,

and ending at the earliest to occur of:

●	the official close of the regular trading session on Nasdaq on such Purchase Date,
●	such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Volume Maximum for such Intraday VWAP Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday VWAP Purchase by (b) 0.20, and
●	such time that the trading price of a share of our Class A Common Stock on Nasdaq during such Intraday Purchase Valuation Period falls below the applicable Intraday Minimum Price Threshold for such Intraday VWAP Purchase specified by us in the Intraday Purchase Notice for such Intraday VWAP Purchase, or if we do not specify an Intraday Minimum Price Threshold in such Intraday Purchase Notice, a price equal to 75.0% of the closing sale price of the Class A Common Stock on the trading day immediately prior to the applicable Purchase Date for such Intraday VWAP Purchase.

We may, in our sole discretion, timely deliver multiple Intraday VWAP Purchase Notices to the Selling Stockholder prior to 1:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday VWAP Purchases on such same Purchase Date, provided that the Purchase Valuation Period for any earlier regular VWAP Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date have ended prior to 1:30 p.m., New York City time, on such Purchase Date, and so long as all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement, including those effected earlier on the same Purchase Date (as applicable), have been received by the Selling Stockholder prior to the time we deliver to the Selling Stockholder a new Intraday Purchase Notice to effect an additional Intraday VWAP Purchase on the same Purchase Date as an earlier regular VWAP Purchase (as applicable) and one or more earlier Intraday VWAP Purchases effected on such same Purchase Date.

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The terms and limitations that will apply to each subsequent additional Intraday VWAP Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular VWAP Purchase (as applicable) and any earlier Intraday VWAP Purchase effected on the same Purchase Date as such subsequent additional Intraday VWAP Purchase, and the per share purchase price for the shares of Class A Common Stock that we elect to sell to the Selling Stockholder in each subsequent additional Intraday VWAP Purchase effected on the same Purchase Date as an earlier regular VWAP Purchase (as applicable) and/or earlier Intraday VWAP Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular VWAP Purchase (as applicable) and such earlier Intraday VWAP Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday VWAP Purchase, with the exception that the Intraday VWAP Purchase Valuation Period(s) for each subsequent additional Intraday VWAP Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of the VWAP Purchases and Intraday VWAP Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Class A Common Stock to be purchased by the Selling Stockholder in a VWAP Purchase or an Intraday VWAP Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such VWAP Purchase or Intraday VWAP Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a VWAP Purchase and/or an Intraday VWAP Purchase, the Selling Stockholder will provide us with a written confirmation for such VWAP Purchase and/or Intraday VWAP Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by the Selling Stockholder for the shares of Class A Common Stock purchased by the Selling Stockholder in such VWAP Purchase and/or Intraday VWAP Purchase, as applicable.

The payment for, against delivery of, shares of Class A Common Stock purchased by the Selling Stockholder in any VWAP Purchase or any Intraday VWAP Purchase under the Purchase Agreement will be fully settled within two trading days immediately following the applicable Purchase Date for such VWAP Purchase or such Intraday VWAP Purchase (as applicable), as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each VWAP Purchase

The Selling Stockholder’s obligation to accept Purchase Notices and Intraday VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Class A Common Stock in Purchases and Intraday VWAP Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “VWAP Purchase Commencement Time” or “Intraday VWAP Purchase Commencement Time” (as such terms are defined in the Purchase Agreement) on the applicable Purchase Date or Intraday VWAP Purchase Date for each Purchase or Intraday VWAP Purchase, respectively, after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Stockholder’s control, which conditions include the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and the Selling Stockholder being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of Class A Common Stock included in this prospectus (and included in any such additional prospectuses);

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●	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Class A Common Stock for offering or sale in any jurisdiction;

●	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

●	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to the Commencement Date, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

●	trading in the Class A Common Stock shall not have been suspended by the SEC or Nasdaq (or, if the Class A Common Stock is then listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement, trading in the Class A Common Stock shall not have been suspended by such Eligible Market), the Company shall not have received any final and non-appealable notice that the listing or quotation of the Class A Common Stock on the Nasdaq (or Eligible Market, as applicable) shall be terminated on a date certain (unless, prior to such date, the Class A Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Class A Common Stock, electronic trading or book-entry services by The Depository Trust Company (the “DTC”) with respect to the Class A Common Stock;

●	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

●	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

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●	all of the shares of Class A Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the Class A Common Stock is not then listed on Nasdaq, on any Eligible Market), subject only to notice of issuance;

●	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

●	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

●	the receipt by the Selling Stockholder of the legal opinions, negative assurances and bring-down legal opinions as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 24-month anniversary of the Commencement Date;

●	the date on which the Selling Stockholder shall have purchased shares of Class A Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $75,000,000;

●	the date on which the Class A Common Stock shall have failed to be listed or quoted on Nasdaq or any other Eligible Market;

●	the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving us has been commenced that is not discharged or dismissed prior to such trading day; and

●	the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement Date, at no cost or penalty, upon five trading days’ prior written notice to the Selling Stockholder. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.

The Selling Stockholder also has the right to terminate the Purchase Agreement upon three trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

●	the occurrence of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

●	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our Company;

●	if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us;

●	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to the Selling Stockholder for the resale of all of the shares of Class A Common Stock included therein, and such lapse or unavailability continues for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, other than due to acts of the Selling Stockholder; or

●	trading in the Class A Common Stock on Nasdaq (or if the Class A Common Stock is then listed on an Eligible Market, trading in the Class A Common Stock on such Eligible Market) has been suspended for a period of five consecutive trading days.

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No termination of the Purchase Agreement by us or by the Selling Stockholder will become effective prior to the second trading day immediately following the date on which any pending (or not fully settled) VWAP Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending (or not fully settled) VWAP Purchase, and both we and the Selling Stockholder have agreed to complete our respective obligations with respect to any such pending (or not fully settled) VWAP Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by the Selling Stockholder

The Selling Stockholder has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of its sole member, any of its or its sole member’s respective officers, or any entity managed or controlled by it or its sole member, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Class A Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Class A Common Stock, during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Common Stock after the date of issuance, or our entry into any agreement for an “equity line of credit” (other than with the Selling Stockholder) whereby we may sell Class A Common Stock at a future-determined price.

Effect of Sales of Our Class A Common Stock Under the Purchase Agreement on Our Stockholders

All shares of Class A Common Stock that may be issued or sold by us to the Selling Stockholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of Class A Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion over a period of up to 24 months commencing on the date of this prospectus. The resale by the Selling Stockholder of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A Common Stock to decline and to be highly volatile. Sales of our Class A Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Class A Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

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Because the purchase price per share to be paid by the Selling Stockholder for the shares of Class A Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Common Stock during the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Class A Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of June 6, 2022, there were 51,900,775 shares of our Class A Common Stock outstanding, of which 43,887,463 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to an aggregate of $75,000,000 of our Class A Common Stock to the Selling Stockholder, only 10,087,876 shares of our Class A Common Stock are being registered for resale under the registration statement that includes this prospectus. If all of the 10,087,876 shares offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of June 6, 2022, such shares would represent approximately 16.3% of the total number of shares of our Class A Common Stock outstanding and approximately 18.7% of the total number of outstanding shares of Class A Common Stock held by non-affiliates.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $75,000,000 under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement. Additionally, under the applicable rules of Nasdaq, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than the Exchange Cap (as such term is defined in the Purchase Agreement), unless we first (i) obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement. In addition, the Selling Stockholder will not be required to purchase any shares of Class A Common Stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of Class A Common Stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

The issuance of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Class A Common Stock that our existing stockholders own will not decrease, the shares of our Class A Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Class A Common Stock after any such issuance.

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The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share of Class A Common Stock	Number of Registered Shares of Class A Common Stock to be Issued if Full Purchase (1)	Percentage of Outstanding Shares of Class A Common Stock After Giving Effect to the Issuance to the Selling Stockholder (2)	Percentage of Outstanding Shares of Common Stock After Giving Effect to the Issuance to the Selling Stockholder (3)	Gross Proceeds from the sale of Shares of Class A Common Stock to the Selling Stockholder Under the Purchase Agreement
$7.00	10,000,000	16.2%	5.2%	$70,000,000
$8.00	9,375,000	15.3%	4.9%	$75,000,000
$9.00	8,333,333	13.8%	4.4%	$75,000,000
$10.00	7,500,000	12.6%	4.0%	$75,000,000
$11.00	6,818,182	11.6%	3.6%	$75,000,000

(1)	Does not include the 87,876 Commitment Shares that we issued, or may issue if certain conditions are met, in each case, to the Selling Stockholder as consideration for its commitment to purchase shares of Class A Common Stock under the Purchase Agreement. The number of shares of Class A Common Stock offered by this prospectus may not cover all the shares we ultimately sell to the Selling Stockholder under the Purchase Agreement, depending on the purchase price per share. We have included in this column only those shares being offered for resale by the Selling Stockholder under this prospectus, without regard for the Beneficial Ownership Limitation. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.
(2)	The denominator is based on 51,900,775 shares of Class A Common Stock outstanding as of June 6, 2022, adjusted to include the issuance of the number of shares set forth in the second column. The numerator is based on the number of shares of Class A Common Stock set forth in the second column.
(3)	The denominator is based on the sum of 181,700,775 shares of Common Stock outstanding as of June 6, 2022, adjusted to include the issuance of the number of shares set forth in the second column. The numerator is based on the number of shares of Class A Common Stock set forth in the second column.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Charter and Bylaws is included as exhibits to the registration statement of which this prospectus forms a part. You are encouraged to read the applicable provisions of Delaware law, the Charter and the Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Common Stock

Voting

Under our Charter, holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Prior to the Sunset Date, the holders of Class C Common Stock are entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. From and after the Sunset Date, which, as defined in the Stockholders’ Agreement, is the earliest to occur of (i) the retirement or resignation of Avellan from the Board of Directors, (ii) the date on which Avellan and his permitted transferees beneficially own less than 20% of the Class A Common Stock that Avellan beneficially owns as of immediately after the closing of the initial business combination contemplated by that certain Equity Purchase Agreement, dated as of December 15, 2020, by and among AST LLC, New Providence Acquisition Corp., New Providence Management LLC, the AST Existing Equityholder Representative and the Equity Purchase Agreement and (iii) Avellan’s death or permanent incapacitation, holders of Class C Common Stock will be entitled to one vote per share.

As of March 31, 2022, Avellan and his permitted transferees control, as a group, approximately 88.3% of the combined voting power of the Common Stock as a result of their ownership of all of the Class C Common Stock. Accordingly, Avellan controls the Company’s business policies and affairs and can control any action requiring the general approval of its stockholders, including the election of our Board of Directors, the adoption of amendments to its certificate of incorporation and bylaws and approval of any merger or sale of substantially all of its assets. Until the Sunset Date, Avellan will continue to control the outcome of matters submitted to the stockholders.

Dividends

The holders of Class A Common Stock are entitled to receive dividends, as and if declared by our Board of Directors out of legally available funds. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock.

The holders of Class B Common Stock and Class C Common Stock will not have any right to receive dividends other than stock dividends consisting of shares of Class B Common Stock or Class C Common Stock, as applicable, in each case paid proportionally with respect to each outstanding share of Class B Common Stock or Class C Common Stock.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of all classes of Common Stock are entitled to their respective par value, and the holders of Class A Common Stock will then be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class B Common Stock and Class C Common Stock will not have any right to receive a distribution upon a liquidation or dissolution of the Company.

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Conversion, Transferability and Exchange

Subject to the terms of the A&R Operating Agreement, the members of AST LLC (other than the Company) may from time to time cause AST LLC to redeem any or all of their units of ownership interest in AST LLC which entitle the holder thereof to the distributions, allocations and other rights under the A&R Operating Agreement in exchange for, at the Company’s election (subject to certain exceptions), either cash (based on the market price for a share of the Class A Common Stock) (the “Existing Equityholder Cash Out”) or shares of Class A Common Stock (the “Existing Equityholder Share Settlement”); provided that the Company’s election to effect such redemption as an Existing Equityholder Cash Out or an Existing Equityholder Share Settlement must be approved by a committee of our Board of Directors comprised solely of directors who were not nominated pursuant to the Stockholders’ Agreement or other contractual right by, and are not otherwise affiliated with, holders of Class B Common Stock or Class C Common Stock. At the Company’s election, such transaction may be effectuated via a direct exchange of Class A Common Stock or cash by the Company for the redeemed AST LLC Common Units (an “Existing Equityholder Direct Exchange”).

Our Charter provides that (a) if a holder of Class B Common Stock exercises either the Existing Equityholder Cash Out, or the Existing Equityholder Share Settlement or the Existing Equityholder Direct Exchange (collectively, the “Existing Equityholder Conversion”), then the number of shares of Class B Common Stock held by such holder equal to the number of AST LLC Common Units so redeemed, cashed out or exchanged will automatically be cancelled by the Company for no consideration, and (b) if a holder of Class C Common Stock (i) exercises the Existing Equityholder Cash Out or (ii) exercises the Existing Equityholder Share Settlement or the Existing Equityholder Direct Exchange and subsequently transfers the Class A Common Stock issued in connection with such redemption and exchange to a person or entity other than Avellan and his permitted transferees, then the number of Class C Common Stock held by such holder equal to the number of AST LLC Common Units so redeemed and exchanged then transferred or cashed out will automatically be cancelled by the Company for no consideration. If Avellan and his permitted transferees exercise the Existing Equityholder Conversion, then the voting power of the Class C Common Stock is reduced commensurate with the voting power of the newly issued Class A Common Stock. The voting power of the Class C Common Stock will be further adjusted if Avellan or his permitted transferees transfer Class A Common Stock to a person or entity that is not Avellan or his permitted transferees.

We may not issue Class B Common Stock or Class C Common Stock such that after the issuance of Class B Common Stock or Class C Common Stock the holder of such stock does not hold an identical number of AST LLC Common Units.

Other Provisions

None of the Class A Common Stock, Class B Common Stock or Class C Common Stock has any preemptive or other subscription rights.

Preferred Stock

We are authorized to issue up to 100,000,000 shares of preferred stock. Our Board of Directors is authorized, subject to limitations prescribed by Delaware law and our Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. Our Board of Directors will also be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, which could have a negative impact on the market price of the Class A Common Stock.

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Redeemable Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire on April 6, 2026, five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant will be exercisable, and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless, if at the time, the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant, and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We are obligated to file and maintain an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the warrants and to use commercially reasonable best efforts to cause such registration statement to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Pursuant to such obligations, on May 6, 2021, we filed a Form S-1 covering the shares of Class A Common Stock issuable upon exercise. Notwithstanding the above, if Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending three trading days before we send the notice of redemption to the warrant holders.

We may not exercise our redemption right if the issuance of shares of Class A Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

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If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) over the exercise price of the warrants, by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we select this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that, after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on the exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (iii) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Closing, or (iv) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our Charter with respect to any provision relating to stockholders’ rights, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

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If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on the exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or so quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model (as defined in the Warrant Agreement) is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrant holder.

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Private Placement Warrants

The private placement warrants (including the shares of Class A Common Stock issuable upon exercise of the private placement warrants) are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants, by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Exclusive Forum

Our Bylaws provide that, to the fullest extent permitted by law, and unless we provide notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or to our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), our Charter or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Our Bylaws further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of Our Charter and Bylaws

The provisions of our Charter and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.

Our Charter and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that may have the effect of delaying, deferring or preventing our future takeover or change in control unless such takeover or change in control is approved by our Board of Directors.

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These provisions include:

Action by Written Consent; Special Meetings of Stockholders. Our Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Charter and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by applicable law, special meetings of the stockholders can only be called by our Board of Directors, the chairman of our Board of Directors, or, until the earlier of (i) the Sunset Date or (ii) the time we are no longer a “controlled company,” by our secretary at the request of holders representing a majority of the total voting power of our issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our Board of Directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although our Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Authorized But Unissued Shares. Our authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without stockholder approval, subject to, in the case of the Class A Common Stock, the rules of the securities exchange on which the Class A Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of AST LLC Common Units and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock, coupled with the extraordinary voting right of the Class C Common Stock, could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. Our Charter provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203.

Limitations on Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of our directors and officers to the fullest extent permitted by the DGCL and provide that we will provide them with customary indemnification and advancement and prepayment of expenses. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Our Bylaws provide that, to the fullest extent permitted by law, and unless we provide notice in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or to our stockholders by any of our directors, officers, employees or agents, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or our Charter or Bylaws or (iv) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Our Charter further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

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Registration Rights Agreements

In connection with NPA’s initial public offering, we entered into that certain Registration and Stockholder Rights Agreement, dated as of September 13, 2019 (the “2019 Registration Rights Agreement”), by and among the Company, the Sponsor and the other parties thereto (collectively, the “2019 Holders”) pursuant to which we granted the 2019 Holders certain registration rights with respect to, among other things, the private placement warrants and the shares of Class A Common Stock that were issued at the Closing upon conversion of the 2019 Holders’ founder shares. The 2019 Holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the 2019 Holders have certain “piggy-back” registration rights and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

On December 16, 2020, we entered into subscription agreements with investors who participated in the Private Investment in Public Equity Investment (such investors, the “PIPE Investors”), pursuant to which we (i) issued an aggregate of 23,000,000 shares of Class A Common Stock to the PIPE Investors at the Closing and (ii) agreed to register such shares.

At the Closing, we entered into the Registration Rights Agreement, dated as of April 6, 2021, by and among the Company, the Sponsor and the Existing Equityholders (collectively, the “Holders,” such agreement, the “2021 Registration Rights Agreement” and, together with the 2019 Registration Rights Agreement, the “Registration Rights Agreements”) pursuant to which we granted the Holders certain registration rights with respect to the registrable securities of the Company. Among other things, the 2021 Registration Rights Agreement requires us to register the shares of Class A Common Stock issued in connection with the Business Combination and any shares of Class A Common Stock issued upon the redemption of any AST LLC Common Units. The Holders are entitled to: (i) make a written demand for registration under the Securities Act of all or part of their shares of Class A Common Stock (up to a maximum of two demands in any 12-month period) and not more than five times in the aggregate and only if the offering will include registrable securities with a total offering price reasonably expected to exceed, in the aggregate, $50 million, and (ii) “piggy-back” registration rights to registration statements filed following the Business Combination. We will bear all of the expenses incurred in connection with the filing of any such registration statement.

Transfer Agent and Registrar

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company. Each person investing in our Class A Common Stock held through the DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our Class A Common Stock.

For as long as any shares of our Class A Common Stock are listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Class A Common Stock (including securities exercisable for or convertible into our Class A Common Stock) reflected in the register administered by our transfer agent.

We have listed shares of our Class A Common Stock in registered form and such shares, through the transfer agent, will not be certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our stockholders’ register on behalf of our Board of Directors and to act as transfer agent and registrar for our Class A Common Stock. Shares of our Class A Common Stock are traded on Nasdaq in book-entry form.

The warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock and Warrants

Our Class A Common Stock and warrants are listed on Nasdaq under the symbols “ASTS” and “ASTSW,” respectively.

Authorized and Outstanding Capital Stock

Our Charter authorizes the issuance of 1,225,000,000 shares, of which 800,000,000 shares are shares of Class A Common Stock, par value $0.0001 per share, 200,000,000 shares are shares of Class B Common Stock, par value $0.0001 per share, 125,000,000 shares are shares of Class C Common Stock, par value $0.0001 per share, and 100,000,000 shares are shares of preferred stock, par value $0.0001 per share.

As of June 6, 2022, we had approximately 51,900,775 shares of Class A Common Stock, 51,636,922 shares of Class B Common Stock, 78,163,078 shares of Class C Common Stock and warrants to purchase 17,598,693 shares of Class A Common Stock, issued and outstanding. As of such date, there were 24 holders of record of Class A Common Stock, seven holders of record of Class B Common Stock, one holder of record of Class C Common Stock and five holders of record of warrants.

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SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 10,087,876 shares of Class A Common Stock that have been and may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of Class A Common Stock included in this prospectus, see the section titled “The Committed Equity Financing” above. We are registering the shares of Class A Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with the Selling Stockholder on May 6, 2022 in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution” in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of Class A Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of May 6, 2022. The number of shares in the column “Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Class A Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and, except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Class A Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Class A Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 51,900,775 shares of our Class A Common Stock outstanding on June 6, 2022. Because the purchase price to be paid by the Selling Stockholder for shares of Class A Common Stock, if any, that we may elect to sell to the Selling Stockholder in one or more VWAP Purchases and one or more Intraday VWAP Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of Class A Common Stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of Class A Common Stock being offered for resale pursuant to this prospectus.

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Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering		Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this	Number of Shares of Class A Common Stock Owned After Offering
	Number(1)	Percent(2)	Prospectus	Number(3)	Percent(2)
B. Riley Principal Capital, LLC(4)	21,969	*	$10,087,876	0	—

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Class A Common Stock.

(1)	Represents the 21,969 shares of Class A Common Stock we issued to the Selling Stockholder on May 6, 2022 as Initial Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering (i) all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective, and (ii) 65,907 shares of Class A Common Stock that we may issue to the Selling Stockholder in three equal tranches as Additional Commitment Shares, because the issuance of the Additional Commitment Shares to the Selling Stockholder is subject to our election to sell certain amounts of shares of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement as set forth in the Purchase Agreement, which sales are entirely at our discretion and subject to satisfaction of conditions contained in the Purchase Agreement that are outside of the Selling Stockholder’s control. Furthermore, the VWAP Purchases and the Intraday VWAP Purchases of Class A Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Class A Common Stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain shareholder approval to do so, or unless the average price for all shares of our Class A Common Stock purchased by the Selling Stockholder under the Purchase Agreement equals or exceeds $8.30 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(2)	Applicable percentage ownership is based on 51,900,775 shares of our Class A Common Stock outstanding as of June 6, 2022.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	The business address of B. Riley Principal Capital, LLC (“BRPC”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC’s principal business is that of a private investor. The sole member of BRPC is B. Riley Principal Investments, LLC (“BRPI”), which is an indirect subsidiary of B. Riley Financial, Inc. (“BRF”). An Investment Committee of BRPC (the “BRPC Investment Committee”), which is composed of three members appointed by BRPI, has sole voting power and sole investment power over securities beneficially owned, directly, by BRPC. All decisions with respect to the voting and disposition of securities beneficially owned, directly, by BRPC are made exclusively by majority vote of the BRPC Investment Committee, each member of the BRPC Investment Committee having one vote, and no single member of the BRPC Investment Committee has any ability to make any such decisions unilaterally or any veto power with respect to decisions that are made by the vote of a majority of the members of the BRPC Investment Committee. The sole voting and investment powers of the BRPC Investment Committee over securities beneficially owned, directly, by BRPC are exercised independently from all other direct and indirect subsidiaries of BRF, and the voting and investment powers over securities beneficially owned directly or indirectly by all other direct and indirect subsidiaries of BRF are exercised independently from BRPC. We have been advised that neither BRPI nor BRPC is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent broker-dealer, and that none of the BRPC Investment Committee members is a registered FINRA member or an associated person of a FINRA member or an independent broker-dealer.

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PLAN OF DISTRIBUTION

The shares of Class A Common Stock offered by this prospectus are being offered by the Selling Stockholder, B. Riley Principal Capital, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Class A Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Class A Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it presently anticipates using, but is not required to use, B. Riley Securities, Inc., a registered broker-dealer and FINRA member, as a broker to effectuate resales, if any, of our Class A Common Stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Class A Common Stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer it engages to effectuate resales of our Class A Common Stock on its behalf, excluding B. Riley Securities, Inc., may receive commissions from the Selling Stockholder for executing such resales for the Selling Stockholder and, if so, such commissions will not exceed customary brokerage commissions.

Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Class A Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Class A Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Class A Common Stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

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We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Class A Common Stock covered by this prospectus by the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our Class A Common Stock under the Purchase Agreement, we have agreed to issue to the Selling Stockholder 87,876 shares of our Class A Common Stock as Commitment Shares, 21,969 of which shares we issued as Initial Commitment Shares upon execution of the Purchase Agreement and the Registration Rights Agreement, and 65,907 of which shares we will issue as Additional Commitment Shares in three equal tranches, the first of which we will issue to the Selling Stockholder when we effect our first VWAP Purchase pursuant to the Purchase Agreement (if any), the second when we have received aggregate gross proceeds of $25,000,000 from sales of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement (if any), and the third when we have received aggregate gross proceeds of $50,000,000 from sales of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement (if any). Prior to the date of the Purchase Agreement, we paid the Selling Stockholder $75,000 as reimbursement for the Selling Stockholder’s reasonable legal fees and disbursements incurred in connection with the preparation, negotiation, execution and delivery of the transaction documents and legal due diligence.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our Class A Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $685,533.

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder, its officers, its sole member, or any entity managed or controlled by the Selling Stockholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Common Stock or any hedging transaction, which establishes a net short position with respect to our Class A Common Stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, none of the Selling Stockholder, its officers, its sole member, or any entity managed or controlled by the Selling Stockholder or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Class A Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Class A Common Stock is currently listed on The Nasdaq Global Select Market under the symbol “ASTS”.

34

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

35

EXPERTS

The consolidated financial statements of the Company as of December 31, 2021 and for the year ended December 31, 2021 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance of the report of KPMG LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the Company as of December 31, 2020 and for the year ended December 31, 2020 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance of the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.ast-science.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, as amended on April 22, 2022;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022;

●	our Current Reports on Form 8-K filed with the SEC on January 20, 2022, March 9, 2022, March 31, 2022, April 29, 2022 and May 6, 2022 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

●	the description of our common stock contained in our registration statement on Form S-1, filed with the SEC on May 9, 2022, as amended on May 23, 2022, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at (432) 276-3966, or by sending a written request to AST SpaceMobile, Inc., Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706, Attention: Secretary.

37

AST SpaceMobile, Inc.

10,087,876 Shares of

Class A Common Stock

PROSPECTUS

                     , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

Securities and Exchange Commission registration fee	$8,033
Accounting fees and expenses	177,500
Legal fees and expenses	500,000
Financial printing and miscellaneous expenses	0
Total	$685,533

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

II-1

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits. We have filed the exhibits listed on the accompanying exhibit index of this registration statement.

No.	Description of Exhibit
3.1	Second Amended and Restated Certificate of Incorporation of AST SpaceMobile, Inc. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

3.2	Amended and Restated Bylaws of AST SpaceMobile, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

4.1	Specimen Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

4.2	Specimen Warrant Certificate of the registrant (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

4.3	Warrant Agreement, dated September 13, 2019, between Continental Stock Transfer & Trust Company and New Providence Acquisition Corp. (incorporated by reference to the registrant’s Current Report on Form 8 K filed with the SEC on September 16, 2019).

5.1*	Opinion of Sullivan & Cromwell LLP as to the validity of shares of AST SpaceMobile, Inc. Class A Common Stock.

10.1	Stockholders’ Agreement (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

II-2

No.	Description of Exhibit
10.2	Sponsor Voting Agreement (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

10.3	Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

10.4	Fifth Amended and Restated Limited Liability Limited Company Agreement of AST & Science, LLC (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed with the SEC on April 12, 2021).

10.5	Subscription Agreement, by and between New Providence Acquisition Corp. and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on December 16, 2020).

10.6	Common Stock Purchase Agreement, dated as of May 6, 2022, by and between AST SpaceMobile, Inc. and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8 K filed with the SEC on May 6, 2022).

10.7	Registration Rights Agreement, dated as of May 6, 2022, by and between AST SpaceMobile, Inc. and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8 K filed with the SEC on May 6, 2022).

23.1*	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

23.2*	Consent of Independent Registered Public Accounting Firm (BDO USA, LLP).

23.3	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

107*	Filing Fee Table.

*	Filed herewith.

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ITEM 17.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby further undertakes:

(1)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on June 9, 2022.

AST SpaceMobile, Inc.

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Abel Avellan, Sean Wallace, Brian Heller or Shanti Gupta, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on June 9, 2022.

Signature	Title

/s/ Abel Avellan	Chairman and Chief Executive Officer
Abel Avellan	(Principal Executive Officer and Director)

/s/ Sean Wallace	Chief Financial Officer
Sean Wallace	(Principal Financial Officer)

/s/ Shanti Gupta	Chief Accounting Officer
Shanti Gupta	(Principal Accounting Officer)

/s/ Tareq Amin	Director
Tareq Amin

/s/ Adriana Cisneros	Director
Adriana Cisneros

/s/ Alexander Coleman	Director
Alexander Coleman

Director
Luke Ibbetson

/s/ Edward Knapp	Director
Edward Knapp

/s/ Hiroshi Mikitani	Director
Hiroshi Mikitani

/s/ Ronald Rubin	Director
Ronald Rubin

/s/ Richard Sarnoff	Director
Richard Sarnoff

/s/ Julio A. Torres	Director
Julio A. Torres

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